Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS REPORTS FOURTH

QUARTER FINANCIAL RESULTS

Princeton, NJ – February 16, 2011 – Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation’s largest payment processors, today announced quarterly GAAP net income of $6.6 million or $0.17 per share for the three months ended December 31, 2010. Results for the quarter are after $632,000 (pre-tax), or $0.01 per share, of various expenses and accruals, all of which are attributable to the Processing System Intrusion. Excluding these expenses and accruals Adjusted Net Income and Earnings per Share were $7.0 million and $0.18, respectively, for the quarter ended December 31, 2010 compared to Adjusted Net Income and Earnings per Share of $5.9 million and $0.16, respectively, for the quarter ended December 31, 2009. Adjusted Net Income and Earnings per Share are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the fourth quarter of 2010 include:

•	Small and Mid-Sized merchant (SME) transaction processing volume of $15.7 billion, up 6.8% from a year ago

•	Quarterly Net Revenue of $110.5 million, up 5.1% from a year ago

•	A 35.7% increase in operating income compared to the fourth quarter of 2009

•	Operating margin on net revenue of 12.9%, up from both the third quarter of 2010 as well as the 10.0% margin in the fourth quarter of 2009

•	Same store sales were up 3.8% for the fourth quarter, nearly doubling the rate of same store sales growth in the preceding quarter

•	New margin installed was up 6.4% from the fourth quarter of 2009, the first quarterly increase in new margin installed in 2 years

•	SFAS 123R stock compensation expense of $1.8 million, or $0.03 per share compared to $1.7 million or $0.03 per share in the fourth quarter of 2009

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Robert Carr, Chairman and CEO, said, “Results for the fourth quarter represent solid progress, as they not only reflect continued success in achieving key performance metrics in the near term, but clearly indicate that our efforts to accelerate future growth and improve margins over the long term are gaining momentum. In the fourth quarter, our new business initiatives achieved growth in both new margin installed and new card merchants installed for the first time in two years, while same store sales grew at the fastest rate in over three years. At the same time, we made significant progress improving efficiency, as various cost reduction initiatives enabled us to hold processing and servicing costs in check. This very solid conclusion to a transitional 2010 is an encouraging indication that the effective execution of our strategy can drive improved results in the coming years.”

Net revenues in the fourth quarter were $110.5 million, an increase of 5.1% compared to $105.1 million in the fourth quarter of 2009, with gross processing, payroll and equipment-related revenues all up double digits from the year ago quarter. SME card processing volume for the three months ended December 31, 2010 increased 6.8% to $15.7 billion compared to the fourth quarter of 2009 while our Network Services transactions processed were up 11.2% to 790 million for the quarter. Same store sales were up 3.8% in the quarter, improving by 180 basis points sequentially from the third quarter of 2010, and have now made increasingly positive contributions to our growth for three consecutive quarters. New margin installed was up 6.4% in the fourth quarter year-over-year as our focused selling efforts gained traction. Operating income was up a very strong 35.7% in the fourth quarter over the fourth quarter of 2009, and the operating margin on net revenue expanded from both the third quarter and relative to the year ago quarter. General and administrative expenses for the quarter were up just 1.9%. Expenses incurred in the fourth quarter attributable to the Processing System Intrusion were; 1) $632,000 pre-tax, or $0.01 per share, and 2) approximately $475,000, or $0.01 per share, of related interest expense.

New, Increased Credit Agreement Signed

In November, the Company closed on a new credit facility including a five-year $100 million term loan, and a $50 million revolving credit facility (which can be increased to $100 million), which is committed through November 2015.

Other Non-Operating Items

The company incurred a number of items in non-operating income and expense during the quarter. Non-operating expenses were comprised primarily of the costs associated with the exit of the Johnson City facility ($493,000, pre-tax,) an intangible asset impairment charge ($831,000, pre-tax) and a $3.8 million pre-tax

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charge to settle litigation over the treatment of reimbursable employee business expenses. During the quarter, the company sold 636 merchant accounts that had not been converted onto HPS Exchange and were still processing on third party platforms under legacy contracts. The sale, which generated a $3.1 million gain in the fourth quarter, was made to eliminate servicing inefficiencies associated with these merchant accounts. The net effect of all of the aforementioned items was to reduce earnings by $2.0 million (pre-tax), or $0.03 per share, in the fourth quarter as well as the full year 2010.

Mr. Carr continued, “Though our recent progress is certainly rewarding, especially for our many dedicated Heartland employees and merchants, there remain significant opportunities to strengthen our franchise with the small and mid-sized business community. Beyond our core transaction processing services, our complementary “Fair Deal” payroll, loyalty, campus solutions and other capabilities targeted to the unique needs of our Main Street merchants have all been exhibiting healthy growth rates. In addition, we continue to introduce industry-leading technology, with sales of our E3 terminals making significant inroads. We’ve re-tooled our sales organization to improve productivity, and this restored new business momentum heading into the new year. From this solid foundation, we plan to build a highly-efficient marketing organization that is already armed with the industry’s most compelling products to grow our business. With some easing of the economic headwinds and the freeing of internal resources that has transpired over just the past few quarters, we believe we are now in a much stronger position to leverage our value proposition for sustained growth and to create value for our shareholders.”

FULL YEAR 2010 RESULTS:

For the full year of 2010, GAAP net income was $34.5 million or $0.88 per diluted share. Net revenues for 2010 were $444.9 million up 6% compared to 2009. Excluding various expenses, accruals and reserves, all of which are attributable to the Processing System Intrusion, Adjusted Net Income and Earnings per Share for fiscal 2010 were $25.8 million or $0.66 per share, compared to $29.3 million, or $0.78 per share, in 2009. Stock compensation expenses have reduced earnings by $6.3 million, or $0.10 per share, in 2010 compared to $4.5 million, or approximately $0.07 per share, for 2009.

USE OF NON-GAAP FINANCIAL MEASURES

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

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This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and full year ended December 31, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended December 31,		Full Year Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$7,036	$5,924	$25,754	$29,256

Less adjustments:
Provision for (recovery of) processing system intrusion costs	632	23,651	(14,138)	128,943
Income tax impact of provision for processing system intrusion	(229)	(8,097)	5,355	(47,891)

After-tax provision for (recovery of) processing system intrusion costs	403	15,554	(8,783)	81,052

GAAP - Net income (loss) attributable to Heartland	$6,633	$(9,630)	$34,537	$(51,796)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.18	$0.16	$0.66	$0.78
Less: provision for (recovery of) processing system intrusion costs	0.01	0.42	(0.22)	2.16

GAAP - Net income (loss) per share	$0.17	$(0.26)	$0.88	$(1.38)

Shares used in computing GAAP net income (loss) per share	39,445	37,480	39,310	37,483

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2011 GUIDANCE:

For full year 2011, we expect net revenues to increase between 7% and 9%, and fully diluted EPS to be between $0.92 and $0.96, after deducting $0.15 per share of 123R stock compensation expense. The Company’s guidance does not include any of the ongoing costs related to the processing system intrusion.

QUARTERLY DIVIDEND INCREASED TO $0.04 PER SHARE

The Company also announced the Board of Directors today declared a quarterly dividend of $0.04 per common share, which is payable March 15, 2011 to shareholders of record on March 4, 2011.

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CONFERENCE CALL:

Heartland Payment Systems, Inc. will host a conference call on February 16, 2011 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company’s website. To access the call, please visit the Investor Relations portion of the Company’s website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling 888-297-0360. Please provide the operator with PIN number 4365755.

The webcast will be archived on the Company’s website within two hours of the live call.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll, check management and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.org, CostOfABurger.com and E3secure.com.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, the significantly unfavorable economic conditions confronting the United States, the risks that our new sales and marketing campaigns and our hiring plan may be unsuccessful, and the results and effects of the security breach of our processing system including the outcome of our investigation, the extent of cardholder information compromised and consequences to our business including effects on sales and costs in connection with this systems breach, and additional factors that are contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s annual report on Form 10- K for the year ended December 31, 2009. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joe Hassett

Gregory FCA Communications

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-228-2110

Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Total revenues	$478,226	$420,026	$1,864,337	$1,652,139

Costs of services:
Interchange	336,882	288,446	1,299,631	1,142,112
Dues, assessments and fees	30,872	26,451	119,834	89,844
Processing and servicing	53,331	51,656	228,953	199,934
Customer acquisition costs	11,657	11,883	50,415	50,362
Depreciation and amortization	3,801	4,172	15,201	15,786

Total costs of services	436,543	382,608	1,714,034	1,498,038
General and administrative	27,415	26,907	104,088	104,154

Total expenses	463,958	409,515	1,818,122	1,602,192

Income from operations	14,268	10,511	46,215	49,947

Other income (expense):
Interest income	37	31	148	117
Interest expense	(1,267)	(830)	(4,778)	(2,698)
(Provision for) recovery of processing system intrusion costs	(632)	(23,651)	14,138	(128,943)
Other, net	(1,950)	(76)	72	(72)

Total other income (expense)	(3,812)	(24,526)	9,580	(131,596)

Income (loss) before income taxes	10,456	(14,015)	55,795	(81,649)
Provision for (benefit from) income taxes	3,783	(4,435)	21,135	(29,919)

Net income (loss)	6,673	(9,580)	34,660	(51,730)

Less: Net income attributable to noncontrolling interests	40	50	123	66

Net income (loss) attributable to Heartland	$6,633	$(9,630)	$34,537	$(51,796)

Net income (loss)	$6,673	$(9,580)	$34,660	$(51,730)
Other comprehensive income (loss):
Unrealized gains (losses) on investments, net of income tax of $6, $30, $30 and $54	(14)	50	46	90
Foreign currency translation adjustment	323	258	501	1,509

Comprehensive income (loss)	6,982	(9,272)	35,207	(50,131)
Less: Comprehensive income attributable to noncontrolling interests	137	127	273	519

Comprehensive income (loss) attributable to Heartland	$6,845	$(9,399)	$34,934	$(50,650)

Earnings (loss) per common share:
Basic	$0.17	$(0.26)	$0.91	$(1.38)
Diluted	$0.17	$(0.26)	$0.88	$(1.38)

Weighted average number of common shares outstanding:
Basic	38,274	37,480	37,994	37,483
Diluted	39,445	38,422	39,310	38,028

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$41,729	$32,113
Funds held for payroll customers	36,523	29,667
Receivables, net	175,530	149,403
Investments held to maturity	1,516	1,450
Inventory	11,058	12,381
Prepaid expenses	7,721	8,874
Current tax asset	18,652	16,266
Current deferred tax assets, net	7,250	42,760

Total current assets	299,979	292,914
Capitalized customer acquisition costs, net	59,251	72,038
Property and equipment, net	102,248	99,989
Goodwill	68,319	60,962
Intangible assets, net	31,160	34,637
Deposits and other assets	507	1,666

Total assets	$561,464	$562,206

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor banks	$72,573	$80,007
Accounts payable	42,126	32,305
Deposits held for payroll customers	36,523	29,667
Current portion of borrowings	38,286	58,547
Current portion of accrued buyout liability	5,560	9,306
Processing liabilities and loss reserves	28,740	27,214
Accrued expenses and other liabilities	27,171	30,456
Reserve for processing system intrusion	1,618	99,911

Total current liabilities	252,597	367,413
Deferred tax liabilities, net	21,714	21,448
Reserve for unrecognized tax benefits	1,309	1,391
Long-term portion of borrowings	85,000	8,419
Long-term portion of accrued buyout liability	23,250	33,580

Total liabilities	383,870	432,251

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 38,415,199 and 37,524,298 shares issued and outstanding at December 31, 2010 and 2009	38	38
Additional paid-in capital	185,689	171,736
Accumulated other comprehensive income (loss)	1	(546)
Accumulated deficit	(8,471)	(41,487)

Total stockholders’ equity	177,257	129,741
Noncontrolling interests	337	214

Total equity	177,594	129,955

Total liabilities and equity	$561,464	$562,206

Heartland Payment Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow

(In thousands)

(unaudited)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss) attributable to Heartland	$34,537	$(51,796)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization of capitalized customer acquisition costs	53,997	56,838
Other depreciation and amortization	26,020	21,870
Addition to loss reserves	9,985	6,272
Provision for doubtful receivables	1,329	690
Stock-based compensation	6,295	4,526
Deferred taxes	35,730	(21,537)
Net income attributable to noncontrolling interests	123	66
Other	1,498	288
Changes in operating assets and liabilities:
Increase in receivables	(27,084)	(9,890)
Decrease (increase) in inventory	1,331	(3,979)
Payment of signing bonuses, net	(26,495)	(34,690)
Increase in capitalized customer acquisition costs	(14,715)	(16,449)
Decrease (increase) in prepaid expenses	1,162	(2,192)
Increase in current tax asset	(481)	(13,463)
Decrease (increase) in deposits and other assets	1,118	(1,177)
Excess tax benefits on options exercised	(1,910)	(384)
Decrease in reserve for unrecognized tax benefits	(82)	(341)
(Decrease) increase in due to sponsor bank	(7,433)	11,795
Increase in accounts payable	8,368	4,999
(Decrease) increase in accrued expenses and other liabilities	(4,808)	4,266
(Decrease) increase in processing liabilities and loss reserves	(8,459)	4,069
(Decrease) increase in reserve for processing system intrusion	(98,294)	99,911
Payouts of accrued buyout liability	(25,209)	(8,127)
Increase in accrued buyout liability	11,133	9,973

Net cash (used in) provided by operating activities	(22,344)	61,538

Cash flows from investing activities
Purchase of investments held to maturity	(1,452)	(1,224)
Maturities of investments held to maturity	1,397	1,207
Proceeds from sale of investments available for sale	161	—
Increase in funds held for payroll customers	(6,916)	(7,549)
Increase in deposits held for payroll customers	6,856	7,665
Acquisition of business, net of cash acquired	(7,904)	(3,237)
Proceeds from disposal of property and equipment	—	33
Purchases of property and equipment	(23,279)	(41,622)

Net cash used in investing activities	(31,137)	(44,727)

Cash flows from financing activities
Proceeds from borrowings	176,200	—
Principal payments on borrowings	(119,880)	(8,540)
Proceeds from exercise of stock options	6,303	1,045
Excess tax benefits on options exercised	1,910	384
Repurchase of common stock	—	(3,202)
Dividends paid on common stock	(1,521)	(2,059)

Net cash provided by (used in) financing activities	63,012	(12,372)

Net increase in cash	9,531	4,439
Effect of exchange rates on cash	85	85
Cash at beginning of year	32,113	27,589

Cash at end of period	$41,729	$32,113

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures— Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company’s on-going operating performance and are therefore excluded by management in assessing the Company’s operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the fourth quarter and full year ended December 31, 2010 and 2009:

Provision for Processing System Intrusion – On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through December 31, 2010, the Company has expensed a total of $146.1 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $31.4 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the year ended December 31, 2010, the Company recovered from its insurance providers approximately $27.2 million of the costs it incurred for the Processing System Intrusion and expensed approximately $13.1 million for accruals, legal fees and costs it incurred for defending various claims and actions, resulting in a net recovery of $14.1 million, or $0.22 per share. For the three months ended December 31, 2010, the Company expensed $0.6 million, or about $0.01 per share, associated with the Processing System Intrusion.

For the fourth quarter and full year ended December 31, 2009, the Company expensed a total of $23.7 million and $128.9 million, respectively, or about $0.42 and $2.16 per share, respectively, for settlement accruals, legal fees and costs it incurred for defending various claims and actions associated with the Processing System Intrusion.

At December 31, 2010, the Company carried a $1.6 million Reserve for Processing System Intrusion on its Consolidated Balance Sheet. The majority of this Reserve related to settlements which have been agreed upon but are unpaid as of the date of the Balance Sheet.

Additional costs the Company expects to incur for legal fees and costs for defending various claims and actions associated with the Processing System Intrusion will be recognized as incurred. Such costs could be material and could adversely impact the Company’s results of operations, financial condition and cash flow.

Material Limitations Associated with the Use of Non-GAAP Financial Measures— Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company’s GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•

Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•

Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors— The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company’s management for its financial and operational decision-making and allows investors to see the Company’s results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company’s operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and full year ended December 31, 2010 and 2009 follows:

(In thousands, except per share):	Three Months Ended December 31,		Full Year Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to Heartland
Non-GAAP - Adjusted net income attributable to Heartland	$7,036	$5,924	$25,754	$29,256

Less adjustments:
Provision for (recovery of) processing system intrusion costs	632	23,651	(14,138)	128,943
Income tax impact of provision for processing system intrusion	(229)	(8,097)	5,355	(47,891)

After-tax provision for (recovery of) processing system intrusion costs	403	15,554	(8,783)	81,052

GAAP - Net income (loss) attributable to Heartland	$6,633	$(9,630)	$34,537	$(51,796)

Earnings(loss) per share
Non-GAAP - Adjusted net income per share	$0.18	$0.16	$0.66	$0.78
Less: provision for (recovery of) processing system intrusion costs	0.01	0.42	(0.22)	2.16

GAAP - Net income (loss) per share	$0.17	$(0.26)	$0.88	$(1.38)

Shares used in computing GAAP net income (loss) per share	39,445	37,480	39,310	37,483